Exhibit 10.3
As amended and restated
March 7, 2011
EMS TECHNOLOGIES, INC.
Executive Annual Incentive Compensation Plan
1. PURPOSE
The purpose of this Plan is to attract and retain in the employ of the Company executives of outstanding experience and ability, and to incentivize them to superior performance. Under this Plan, annual incentive compensation (or “bonuses”) will be based upon performance against financial and non-financial objectives that are consistent with the objectives of the Company and its shareholders. Thus, the Plan provides a means of rewarding those who contribute through their individual performance to the objectives of the Company.
2. DEFINITIONS
Unless the context otherwise requires, the words which follow shall have the following meaning:
(a)	Plan — This Annual Incentive Compensation Plan for executives.

(b)	Business Unit — A principal subsidiary, business division or group of the Company as identified for the purposes of the Plan by the Committee.

(c)	Board — The Board of Directors of the Company.

(d)	Company — EMS Technologies, Inc.

(e)	Committee — The Compensation Committee of the Board, which has the exclusive authority to interpret and make awards under the Plan.

(f)	Plan Year — A fiscal year of the Company.

(g)
Base Compensation — A Participant’s annual salary compensation, before reduction for Cafeteria Plan, Savings Incentive Plan, Stock Purchase Plan or other elective reductions or deductions, and before deduction of any taxes.

(h)	Participant — A person selected in accordance with Section 4 to be eligible to receive a bonus in accordance with this Plan.

(i)	Target Incentive — The bonus payable under the Plan in the event 100% of financial and individual performance objectives are met.
3. ADMINISTRATION AND INTERPRETATION OF THE PLAN
The Committee shall have the power to (i) approve eligible Participants, (ii) approve payments under the Plan, (iii) interpret the Plan, (iv) adopt, amend and rescind rules and regulations relating to the Plan, and (v) make all other determinations and take all other actions necessary or desirable for the Plan’s administration.
The decision of the Committee on any question concerning the interpretation and administration of the Plan shall be final and conclusive. The Committee’s determinations may differ in the Committee’s sole discretion between different Participants, irrespective of whether they are similarly situated. Subject to Section 7, nothing in the Plan shall give any employee or his or her legal representative or assigns any right to a bonus or otherwise to participate in the Plan except as the Committee may determine.

4. ELIGIBLE PARTICIPANTS
Participants will be those executives with respect to whose compensation the Committee is responsible for formulating and submitting recommendations to the Board, and who are approved by the Committee to receive a bonus under the Plan. However, if a Change in Control (as defined in Section 7) occurs prior to the time Participants are determined for the Plan Year in which the Change in Control occurs, all persons who were Participants in the prior Plan Year and who are active employees of the Company as of the date of the Change in Control shall be Participants for such Plan Year.
Except as the Committee may otherwise determine or as provided in Section 7, each Participant for any Plan Year must (i) serve during that Year as an executive of the Company and (ii) be an active employee of the Company when the Committee approves bonuses after the end of the Plan Year.
The Committee may decide to award a pro-rated bonus to a Participant who is newly promoted or hired during a Plan Year. Pro-rated bonuses may also be awarded to Participants who retire with the Company’s approval during a Plan Year and to the estates of Participants who die during a Plan Year.
5. DETERMINATION OF INCENTIVE COMPENSATION AWARDS
Incentive compensation awards shall be determined as set forth in this Section 5.
(a) Determination of Targets. During the first calendar quarter of each Plan Year, the Target Incentive for each Participant shall be determined by the Committee. The Target Incentive shall equal the Participant’s Base Compensation multiplied by a percentage that is based on the Committee’s evaluation of the individual Participant’s level of responsibility and potential to affect Company profits and performance. The Committee shall also specify, as applicable to particular Participants, the portions of each individual’s Target that are dependent on the Company’s and/or relevant Business Unit’s financial performance during the Year, or on the CEO’s or Committee’s (in the case of the CEO) evaluation of the Participant’s performance against individual performance goals during the year.
(b) Determination of Company and Business Unit Financial Targets. During the first calendar quarter of each Plan Year, the Committee shall set for the Company and for each Business Unit the target financial parameters against which actual financial performance will be evaluated. The Committee shall also determine a formula outlining how the Target Incentives identified in paragraph 5(a) will be affected if actual performance is not at the 100% level of the specified financial performance parameters.
(c) Determination of Participant Individual Performance Goals, and of Related Award or Evaluation Factor. During the first calendar quarter of each Plan Year, the CEO shall determine each Participant’s individual performance goals, and shall discuss with the Participant his or her objectives and the approximate weighting to be given to each. At the end of the year, the CEO shall prepare an overall assessment of each Participant’s success against such goals. The Committee will use these assessments, together with its own assessments (particularly of the CEO):
(1) To determine the portion to be awarded of each Participant’s Target Incentive that is dependent on performance against non-financial goals. In the case of performance assessed as being superior to the goals, such award may be factored up, but not by a greater percentage than that in effect for the year based on performance by the Company or relevant division above its financial target parameters.

Or, in the alternative, as specified for particular Participants:
(2) To determine individual Performance Evaluation Factors to be applied to Awards initially determined by reference to the Company’s and/or relevant Business Unit’s financial performance during the year. No such Performance Evaluation Factor may exceed 115%, and the increases in Awards resulting from application of such Factors in excess of 100% may not in the aggregate exceed the reductions in Awards resulting from application of such Factors of less than 100%.
(d) Determination of Award Based on Financial Objectives. Following the close of each Plan Year, the Chief Financial Officer shall prepare a report setting forth the extent to which the Company and/or relevant Business Unit achieved the various financial objectives described in paragraph 5(b). The relevant portion of the Target Incentive for each Participant shall first be adjusted for the weighting and actual performance against Company and relevant Business Unit targets as described in paragraph 5(b). The Committee shall then determine, based on an assessment of other financial parameters believed relevant, including events or factors affecting the Company’s financial performance during the year, whether the calculated portions of the Target Incentive (as adjusted pursuant to the preceding sentence) shall be further adjusted.
(e) Preliminary Determination of Each Participant’s Award. A preliminary determination of each Participant’s award shall be made by (i) adding his or her adjusted Target Incentive, as determined in paragraph (d), to the award based on performance against personal performance goals as determined in paragraph (c)(1), or (ii) by factoring his or her adjusted Target Incentive by his or her individual Performance Evaluation Factor as determined in paragraph (c)(2), as the case may be for the particular Participant.
(f) Final Approval. All awards shall be subject to final approval by the Committee, which shall have the authority in its judgment to adjust awards based on non-financial factors.
6. PAYMENT OF INCENTIVE COMPENSATION AWARDS
Except as provided in Section 7, bonuses awarded under this Plan will be fully paid in cash and/or shares of the Company’s common stock (which may be subject to restrictions specified by the Committee), as determined by the Committee, within 90 days after the end of the Plan Year.
Any amounts paid under this Plan shall be considered as compensation to the Participant for the purpose of disability and life insurance programs, unless and to the extent such compensation is expressly excluded by the provisions of such programs, but such amounts shall not be considered as compensation for purposes of any other incentive plan or other benefit unless such other plan or benefit expressly includes compensation paid under this Plan.

7. CHANGE IN CONTROL OF THE COMPANY
(a) Contrary Provisions. The provisions of this Section 7 shall govern and supersede any inconsistent terms or provisions of the Plan.
(b) Change in Control. For purposes of the Plan, “Change in Control” shall mean any of the following events:
(1) the Company consolidates or merges with or into another corporation, or is otherwise reorganized, if the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, directly or indirectly, more than 50% of the then-outstanding shares of common stock or more than 50% of the assets of the Company; or
(2) more than 35% of the then-outstanding shares of common stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or
(3) an election, or series of related elections (including a series of contested elections involving either one or more of the same nominees or nominees of the same party or of affiliated parties), of members of the Board of Directors shall occur such that a majority of such members following such election(s) shall not have been nominated or recommended for election by a majority of the members of the Board of Directors who were serving immediately prior to such election(s); or
4) the occurrence of any other event or circumstance which is not covered by (1) through (3) above which the Board determines affects control of the Company and constitutes a Change in Control for purposes of this Agreement.
If a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who thereafter effects a Change in Control, or (ii) otherwise occurred in connection with or in anticipation of a Change in Control which actually occurs, then for all purposes of this Plan the date of a Change in Control in respect of such Participant shall mean the date immediately prior to the date of termination of such Participant’s employment.
(c) Payments Upon a Change in Control.
(1)
For any year in which a Change in Control shall occur, the award payable to each Participant for that year shall be the greater of (i) the Participant’s Target Incentive for such year, and (ii) the amount determined in accordance with the procedures specified in paragraphs 5(a) through 5(f), except that no adjustment pursuant to paragraph 5(f) shall reduce the amount otherwise determined for such Participant under paragraphs 5(a) through 5(e).

(2)
Any Participant whose employment, following a Change in Control that was previously approved by the Incumbent Board, terminates under circumstances entitling such Participant to receive payments for salary and benefits under an Executive Protection Agreement in effect between the Company and that Participant, shall receive for the year in which such termination occurs payment of an award equal to that Participant’s Target Incentive for such year, such payment to be made on the schedule governing post-employment payments as provided in such Executive Protection Agreement.

(3)
Notwithstanding any conflicting requirement of clause (ii) of the second paragraph of Section 4, if, within two years following a Change in Control, a Participant’s employment is the subject of Involuntary Termination or Voluntary Termination (in each case as defined in an Executive Protection Agreement in effect between the Company and that Participant) occurring subsequent to the end of a Plan Year, that Participant shall receive the full amount of the award determined for such prior Plan Year as determined in accordance with the procedures specified in paragraphs 5(a) through 5(f), except that no adjustment pursuant to paragraph 5(f) shall reduce the amount otherwise determined for such Participant under paragraphs 5(a) through 5(e).

(d) Amendment or Termination. This Section 7 shall not be amended or terminated, as to any Participant who has not consented thereto in writing, either following a Change in Control, or prior to a Change in Control that (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.
(e) Trust Arrangement. All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company. However, in the discretion of the Committee the Company may establish a trust or other arrangement for the purpose of funding the benefits payable under the Plan.
8. NON-ASSIGNABILITY
No bonus or other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.
9. NO RIGHT TO EMPLOYMENT
Nothing in this Plan or in any notice of award pursuant hereto shall confer any right to continue in the employment of the Company nor affect the Company’s right to terminate the employment of any Participant.
10. AMENDMENT OR TERMINATION
The Board may amend or terminate this Plan without the consent of any Participant, but may not thereby adversely affect the Target Incentive, Financial Targets, or individual performance goals or other terms of any award or potential award for the Plan Year in which such action is taken, if such Targets and goals have previously been determined for and communicated in writing to a Participant, except with his or her written consent.